Exhibit 16.1

Schwartz Levitsky Feldman llp CHARTERED ACCOUNTANTS TORONTO, MONTREAL, OTTAWA
	email	gerry.goldberg@slf.ca
	Direct Dial	416-780-2203

August 16, 2006

Securities and Exchange Commission

450 Fifth Street, N. W.

Washington, D. C. 20549

USA

Dear Sirs:

Re: China BAK Battery, Inc.

(the “Corporation”)

We were the auditors of the Corporation and reported on December 28, 2005, except for notes 20 a), b), and c) and 21 as to which date is January 12, 2006, note 20 d) as to which date is January 30, 2006, and note 20 e) and f) as to which date is March 14, 2006, on its financial statements for the year ended September 30, 2005. We have not audited any financial statements of the Corporation as at any date or for any period subsequent to September 30, 2005. We have reviewed the interim financial statements of the Corporation for the quarter ended December 31, 2005 and March 31, 2006 but have not reviewed any financial statement as at any date or for any period subsequent to March 31, 2006.

Further to the request of the board of the directors of the Corporation, we wish to advise that, based on our knowledge of information at this time, we agree with the statements made concerning our firm in Item 4.01 of the Corporation’s Form 8-K/A, filed with the Securities and Exchange Commission on August 16th, 2006. We have no basis to agree or disagree with other statements made under Item 4.01 or other parts of that Form 8-K/A.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP

/s/  Schwartz Levitsky Feldman LLP

Per: Gerry Goldberg, C.A.

GG/ch

1167 Caledonia Road Toronto, Ontario M6A 2X1 Tel : 416-785-5353 Fax: 416-785-5663 Web Site: www.slf.ca